Exhibit G

SHAREHOLDERS AGREEMENT

By and Among

(1) ATG GLOBAL MANAGEMENT L.P.

(2) PROUDVIEW LIMITED

(3) SERENE VIEW INVESTMENT LIMITED

(4) AVNER DEVELOPMENTS LIMITED

(5) FULL RICHES HOLDINGS LIMITED

(6) SPEEDVIEW INVESTMENT LIMITED

(7) Bin LI

(8) Jingning SHAO

(9) Xuan ZHANG

(10) Weihai QU

And

(11) BITAUTO HOLDINGS LIMITED

Dated as of November 1, 2012

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of November 1, 2012, by and between the following parties and will become effective on the Effective Date (as defined below):

(1) ATG Global Management L.P., a partnership formed in the Cayman Islands, whose registered office is at Intertrust Cayman, PO Box 1034, 4th floor Harbour Place, 103 South Church Street, Grand Cayman, Cayman Islands, KY1-1102 (“Investor”);

(2) Proudview Limited, a company duly incorporated and existing under the laws of the British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “CEO SPV”);

(3) Serene View Investment Limited, a company duly incorporated and existing under the laws of British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Management SPV 1”);

(4) Avner Developments Limited, a company duly incorporated and existing under the laws of British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Management SPV 2”);

(5) Full Riches Holdings Limited, a company duly incorporated and existing under the laws of British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Management SPV 3”);

(6) Speedview Investment Limited, a company duly incorporated and existing under the laws of British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Management SPV 2”, together with the CEO SPV, Management SPV 1, Management SPV 2, Management SPV 3, and Management SPV 4, the “Management SPVs”);

(7) Bin LI, the current chief executive officer of the Company (the “CEO”);

(8) Jingning SHAO, the current president of the Company (the “President”);

(9) Xuan ZHANG, the current chief financial officer of the Company (the “CFO”);

(10) Weihai QU, the current senior vice president of the Company (the “SVP” and together with the CEO, President and the CFO, the “Management Group”); and

(11) BITAUTO Holdings Limited, an exempted limited liability company duly incorporated and existing under the laws of the Cayman Islands, whose registered office is at Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands (the “Company”).

The Investor, Management SPVs and the Management Group are herein referred to each as a “Holder” and collectively as the “Holders”; each of the Holders and the Company are herein referred to each as a “Party” and collectively as the “Parties”.

RECITALS

(A) WHEREAS, the Investor and the Management SPVs have entered into certain share purchase agreements with the “Sellers” (as referred to therein) respectively in respect of the purchase and transfer of certain ordinary shares of the Company, with par value being US$0.00004 per share (the “Ordinary Shares”), dated as of November 1, 2012 (collectively, the “Share Purchase Agreements”), pursuant to which (i) the Investor has agreed to purchase from the Sellers, and the Sellers have agreed to sell to the Investor, an aggregate of 9,000,000 Ordinary Shares of the Company, representing approximately 21.8% of the total issued and outstanding share capital of the Company (the “Investor Purchased Shares”); and (ii) the Management SPVs have, collectively, agreed to purchase from the Sellers, and the Sellers have agreed to sell to the Management SPVs, an aggregate of 1,000,000 Ordinary Shares of the Company, representing approximately 2.4% of the total issued and outstanding share capital of the Company (the “Management Purchased Shares”);

(B) WHEREAS, each Management SPV was established by, and is solely owned by, a member of the Management Group, and in order to finance the purchase of the Management Purchased Shares by the Management Group, the Investor and each Management SPV have entered into a note purchase agreement dated as of November 1, 2012 (each, a “Note Purchase Agreement” and collectively, the “Note Purchase Agreements”) pursuant to which the Investor has agreed to purchase certain senior secured guaranteed notes (each a “Note” and collectively, the “Notes”) from the Management SPVs;

(C) WHEREAS, the aggregate principal amount of all of the Notes held by the Investor is US$6,500,000, with the amount of each Note issued by a Management SPV set forth in Schedule A attached hereto;

(D) WHEREAS, immediately following the consummation of the transactions contemplated by the Share Purchase Agreements (the “Closing”), the Holders’ respective beneficial ownership interest (whether direct or indirect) in the Company will be as set forth in Schedule B; and

(E) WHEREAS, the Company has determined that having the Investor as a significant shareholder of the Company is valuable and provides significant benefits to the Company;

(F) WHEREAS, the Parties desire to enter into this Agreement in order to generally set forth certain rights and obligations of the Holders as shareholders of the Company from and following the date of the Closing (the “Closing Date”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement:

“ADSs” means the American depository shares of the Company, each one of which represents one (1) Ordinary Share of the Company.

“Associates” means (i) as to any corporate, any other corporate, unincorporated entity or person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with, such body corporate; and (ii) as to any individual, his spouse, child, brother, sister, parent, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any agent of or any entity or company Controlled by any of the aforesaid persons.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday, legal holiday or other day on which banks are required or authorized by Law to be closed in the PRC, Hong Kong or New York.

“Circular 75” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Round Trip Investment via Overseas Special Purpose Vehicles promulgated by the SAFE on October 21, 2005.

“Contract” means, as to any Person, a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Effective Date” means the Closing Date.

“Encumbrance” means any security interests, mortgages, liens, pledges, charges, reservations, restrictions, rights of way, options, rights of first refusal, community property interests, equitable interests, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by contract, Law, equity or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Good Reason” shall mean, for any member of the Management Group, any of the following (without the prior consent of such member): (i) a significant change in such Management Group member’s authorities and responsibilities inconsistent in any material and adverse respect with his title and position, or (ii) a material reduction in such Management Group member’s annual compensation before the next annual salary review.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” means, collectively, the Company and its subsidiaries and Controlled entities.

“Group Company” means a member of the Group.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Indebtedness” has the meaning given under the Notes.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liability” means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute or contingent.

“Material Adverse Effect” means a material adverse effect in the business, properties, condition, financial or otherwise, or in the earnings or prospects of the Company and the Group taken as a whole, whether or not arising in the ordinary course of business.

“NYSE” means The New York Stock Exchange.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Permitted Prepayment” has the meaning given under the Notes.

“Pledged Shares” has the meaning given under the Note Purchase Agreements.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and the islands of Taiwan.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Security Documents” has the meaning given under the Note Purchase Agreements.

“Significant Subsidiary” means a subsidiary of the Company, including its subsidiaries, which meets any of the following conditions (for purpose of this definition, subsidiary includes a Controlled entity):

(1) the Company and its other subsidiaries’ investments in and advances to the subsidiary exceed five percent (5%) of the total assets of the Company and its subsidiaries consolidated as of the end of the most recently completed fiscal year ; or

(2) the Company’s and its other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the subsidiary exceeds five percent (5%) of the total assets of the Company and its subsidiaries consolidated as of the end of the most recently completed fiscal year; or

(3) the Company’s and its other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exclusive of amounts attributable to any noncontrolling interests exceeds five percent (5%) of such income of the Company and its subsidiaries consolidated for the most recently completed fiscal year.

“Significant Triggering Event” shall mean, for any member of the Management Group, any of the following: (i) any intentional misconduct by such member of the Management Group that materially and adversely affects the business or affairs of the Company or any other Group Company, (ii) such member of the Management Group being negligent or acting dishonestly to the detriment of the Company or the Group, (iii) such member of the Management Group failing to perform his/her duties under his/her employment contract with the Company and such failure continuing after such member of the Management Group is afforded a reasonable opportunity to cure such failure; (iv) such member of the Management Group being convicted or pleading guilty to a felony or to an act of fraud, misappropriation or embezzlement, and (v) any material violation of any covenants or undertakings made by such member of the Management Group under this Agreement or any of the other Transaction Documents, in each case effective as of such time the Investor knows (or had reason to know) of the occurrence of such event.

“Transaction Documents” means, collectively, this Agreement, the Share Purchase Agreements, the Note Purchase Agreements, the Notes, the security documents executed under the Note Purchase Agreement, and any other agreements, documents or certificates delivered pursuant hereto or thereto.

“Transfer” means, with respect to any security, any sale, assignment, transfer, distribution or other disposition thereof, or other conveyance, creation, incurrence or assumption of a legal or beneficial interest therein, or a participation or Encumbrance therein, or creation of any short position in any such security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instrument, whether voluntarily or by operation of Law, whether in a single transaction or a series of related transactions and whether to a single Person or a 13D Group.

1.2 Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section
“Agreement”	Preamble
“Arbitration Notice”	Section 9.11(a)
“Authorization”	Section 7.1(d)
“Ceasing Management”	Section 6.1
“CEO SPV”	Preamble
“Claimant Side”	Section 9.11(b)
“Closing”	Recitals
“Closing Date”	Recitals
“Company”	Preamble
“Corporate Structure Contract”	Section 8.3(a)
“Disclosing Party”	Section 8.1(a)
“Dispute”	Section 9.11(a)
“FMV”	Section 6.2(a)
“Future Investor Purchased Shares”	Section 3.2(a)

“Governmental Licenses”	Section 8.3(d)
“HKIAC”	Section 9.11(b)
“HKIAC Rules”	Section 9.11(b)
“Holder” and “Holders”	Preamble
“Investor Directors”	Section 2.1(a)
“Investor Purchased Shares”	Recitals
“Management Group”	Preamble
“Management SPVs”	Preamble
“Management Purchased Shares”	Recitals
“Minimum Shares”	Section 2.1(a)
“Note Purchase Agreements”	Recitals
“Notes”	Recitals
“Ordinary Shares”	Recitals
“Original Price”	Section 6.2(a)
“Party” and “Parties”	Preamble
“Proxy Shares”	Section 3.2(a)
“Repurchase Right”	Section 6.1
“Repurchase Right Period”	Section 6.1
“Requested Shareholder Meeting”	Section 3.1(b)
“Respondent Side”	Section 9.11(b)
“SAFE Rules and Regulations”	Section 8.4
“Sellers”	Recitals
“Selling Management SPV”	Section 6.5
“Share Purchase Agreements”	Preamble
“Significant Actions”	Section 3.1(a)

1.3 Interpretation and Rules of Construction. References to gender include references to all genders and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The words “to the extent” when used in this Agreement shall be deemed to be followed by the phrase “and only to the extent.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement and Exhibits and Schedules to this Agreement shall be deemed to form part of this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to US$ shall be to United States dollars and to cash shall be to cash in U.S. dollars.

ARTICLE II

CORPORATE GOVERNANCE MATTERS

2.1 Investor’s Representation on the Board.

(a) For so long as the Investor continues to beneficially own, whether directly or indirectly, at least five percent (5%) of the Company’s outstanding share capital (the “Minimum Shares”), the Investor shall be entitled to nominate (or require the Company to appoint) at least one (1) Person to the Board; provided further, that so long as the Investor continues to beneficially own, whether directly or indirectly, at least twenty percent (20%) of the Company’s outstanding share capital, then, at any time following the 12 month anniversary of the Closing Date, the Investor shall be entitled to nominate (or require the Company to appoint) one (1) additional Person to the Board (with each Person nominated by the Investor referred to as an “Investor Director” and collectively as the “Investor Directors”). On the Closing Date, the Company shall cause such Person that is identified to the Company in writing by the Investor to be appointed to the Board. If the Investor elects to nominate a second Investor Director in accordance with this Section 2.1(a), the Company shall cause such Person that is identified to the Company in writing by the Investor to be appointed to the Board and shall take all such necessary actions to permit such appointment of such additional Investor Director. If, as a result of death, disability, retirement, resignation, removal or otherwise, any Investor Director is unable to serve on the Board, the Investor shall be entitled to designate a replacement Investor Director to serve on the Board. In such event, the Management Group, the Management SPVs and the Company shall take any and all necessary actions to ensure the election or appointment, as applicable, of such designated Person to the Board.

(b) As of immediately following the Closing, after giving effect to the appointment of the Investor Director (and the acceptance of resignation of Ms. Ruby Lu from the Board), the Board will be comprised of 7 members.

(c) At any annual, special or other meeting (or written consent in lieu of a meeting) of shareholders of the Company in respect of the election of directors of the Company (if any), if the Company is required to nominate and recommend for election directors to serve as members of the Board, the Company shall nominate and recommend for election the Investor Directors, including soliciting proxies in favor of the election of the Investor Directors, and the Management SPV and the Management Group shall (i) vote the Ordinary Shares owned or Controlled, directly or indirectly, thereby to elect the Investor Directors to serve as members of the Board, and (ii) not initiate or support any proxy process or contest to remove or replace any Investor Director or take any similar action. In furtherance of the foregoing, at the written request of the Investor, the Management SPV and the Management Group agree to grant the Investor a voting proxy in respect of any and all Ordinary Shares owned or Controlled, directly or indirectly, by them as required or necessary to effect the election of the Investor Directors.

(d) The Investor Directors shall be entitled to the same rights, capacities, entitlements, compensation, if any, indemnification and insurance in connection with his or her role as a director as other members of the Board other than the chair of the audit committee of the Board, and shall be entitled to reimbursement for all documented, out-of-pocket expenses properly incurred in attending meetings of the Board or any committees thereof, to the same extent as other members of the Board. The Company shall, upon the appointment of the Investor Directors, enter into indemnification agreements in the same form as applicable to other members of the Board with such Investor Directors.

(e) In addition, each Investor Director shall be entitled to coverage under the Company’s directors’ and officers’ liability insurance effective upon his or her appointment to the Board, with the same coverage as, and containing terms and conditions no less favorable than, those available to the other members of the Board.

(f) The Investor Directors shall be entitled to serve on any committees of the Board (whether currently in existence or those that may be formed and established in the future); provided, however, that notwithstanding the foregoing, an Investor Director shall not be entitled to serve on any committee of the Board if, as determined in good faith by a majority of the Board (based upon the advice of outside legal counsel), such service on the committee would violate any applicable Laws or applicable listing rules.

(g) The Company and the Board shall ensure, to the extent lawful, at all times that the memorandum and articles of association, by-laws and corporate governance policies and guidelines of the Company are not at any time inconsistent with this Article II.

(h) The Holders acknowledge and agree that all Directors (including the Investor Directors) shall be subject to the Company’s code of business conduct and ethics.

2.2 Investor’s Board Observer Rights. For so long as the Investor continues to beneficially own, whether directly or indirectly, at least the Minimum Shares and the Investor has not nominated the second Investor Director, then a representative of the Investor, following a reasonable written request duly made by the Investor, shall be entitled to attend the meetings of the Board (and any committee of the Board) in a non-voting observer capacity, provided, however, that the Company reserves the right to exclude such representative from any meeting or portion thereof if attendance at such meeting would adversely affect the attorney-client privilege between the Company and its counsel.

ARTICLE III

COVENANTS REGARDING VOTING MATTERS

3.1 Significant Matters.

(a) For so long as the Investor continues to beneficially own, whether directly or indirectly, at least the Minimum Shares, no member of the Management Group who is a director shall vote in any board meetings of the Company or a Significant Subsidiary in favor of the taking of any of the following actions by the Company or any Significant Subsidiaries (collectively, the “Significant Actions”), without the prior written consent of the Investor; provided, however, that for the avoidance of doubt, the foregoing obligation shall, in no event, require any such member of the Management Group to violate his fiduciary duties to the Company (in his capacity as a director on the Board):

(A) any material change to the purpose or scope of activity of the Company or any of its Significant Subsidiaries;

(B) any material changes to the constitutional documents of the Company or any of its Significant Subsidiaries (including, for purposes hereof, any material change to any of the Corporate Structure Contract);

(C) the merger, consolidation or amalgamation of the Company or any of its Significant Subsidiaries with any third-party entity, or any proposal to cease to carry on the business or a substantial part of the business of the Company or any of its Significant Subsidiaries or to wind up or dissolve the Company or any of its Significant Subsidiaries or any material asset sales or dispositions outside the ordinary course of business;;

(D) any changes to the size of the Board other than a change in connection with the nomination of a second Investor Director pursuant to Section 2.1(a) of this Agreement;

(E) any changes to the structure (including the number and the composition of members) of any board of directors of any Significant Subsidiary; and

(F) any corporate action which materially alters the capital structure of, or rights conferred by securities issued by the Company or any of its Significant Subsidiaries, including the issuing of any equity or equity-linked securities, the granting of an option to subscribe for securities, the adjustment, split, combination, reclassification or redemption of securities, the buy-back of securities or the increase, reduction or conversion of capital (but excluding the grant or issuance of any equity or equity-linked securities pursuant to the Company’s share incentive plans that have been properly adopted and approved by the Board).

(b) In furtherance of the foregoing, and even if, as a matter of applicable Laws or the applicable listing rules of the NYSE or the applicable Group Company’s constitutional documents, any proposed Significant Action does not require the affirmative vote or written consent of the Board, the Parties hereby acknowledge and agree that, before any Group Company proposes to take any of the foregoing Significant Actions, the Management SPVs and the Management Group shall (x) consult in good faith with the Investor on such Significant Action and (y) ensure that such Significant Action shall be duly submitted to the Board for review and approval prior to effecting such Significant Action.

(c) Notwithstanding the foregoing provisions of this Section 3.1, if any member(s) of the Management Group who are on the Board reasonably believe in good faith, based upon the written advice of external legal counsel, that their compliance with the provisions of Section 3.1(a) above, in respect of the voting against any Significant Action, would violate such member’s fiduciary duty to the Company (in his capacity as a director on the Board), then in such event:

(A) such member(s) of the Management Group shall promptly notify the Investor in writing, including providing a copy of the legal advice forming the basis for such determination; and

(B) prior to such Significant Action being submitted to the Board for review and approval, the Investor shall be given a reasonable opportunity to review the basis for such legal advice and any other matters relevant to the proposed Significant Action, including retention and review by an expert or other advisor selected by the Investor, and the Company shall pay the fees and expenses of such advisor and cooperate with such advisor as reasonably requested thereby in connection with its review; and

(C) at any meeting of the Board in which such Significant Matter is to be considered, the Investor and the Management Group directors shall ensure that such Significant Matter is considered exclusively by all the “independent directors” of the Company (as defined by the NYSE listing requirements) who are not otherwise subject to a conflict of interest in respect of such Significant Action; and

(D) in the event that such Significant Action shall not be approved by a majority of the “independent directors”, the Significant Matter shall not be approved (or any action taken with respect thereto).

3.2 Grant of Voting Proxy.

(a) If, following the Closing, (i) the Investor and Autotrader Group, Inc. or any of their Controlled affiliate purchases any additional Ordinary Shares (or ADSs) from the Sellers in future privately-negotiated transactions or from open market (such acquired shares, if any, are referred to as the “Future Investor Purchased Shares”), (ii) the Notes that have been issued pursuant to the Note Purchase Agreements remain issued and outstanding, (iii) the Management Group continues to Control the Company, and (iv) no Significant Triggering Event has occurred in respect of any member of the Management Group, then, at the written request of the Management Group, the Investor agrees, and agrees to cause Autotrader Group, Inc. and any of such Controlled affiliate (if applicable), to grant to Management SPV 1 a voting proxy solely in respect of forty percent (40%) of such Future Investor Purchased Shares that may be voted at any ordinary or special meeting of shareholders of the Company (the “Proxy Shares”).

(b) For avoidance of doubt, other than the Proxy Shares, such voting proxy (if requested to be granted by the Management Group) shall not apply to any other voting securities of the Company that are or may be beneficially owned by the Investor (whether directly or indirectly), including any Investor Purchased Shares, the remaining 60% of the Future Investor Purchased Shares or any other voting securities of the Company that may be otherwise acquired by the Investor.

(c) In addition, the voting proxy granted by the Investor to the Management Group under Section 3.2(a) above (if so requested by the Management Group) shall not, in any way, modify any of the obligations of the Management Group and the Management SPVs pursuant to Section 2.1(c) above.

ARTICLE IV

TRANSFER RESTRICTIONS

4.1 Limitation on Transfer by Management SPVs and the Management Group.

(a) The Parties acknowledge and agree that the Pledged Shares have been pledged to the Investor on a first-priority basis to secure the payment obligations under the Notes issued to the Investor pursuant to the Note Purchase Agreements.

(b) For so long as a Note remain issued and outstanding, the Management SPV that issued the Note and the corresponding member of the Management Group agrees not to Transfer, directly or indirectly, any of the Pledged Shares or interest thereof owned by such Management SPV that are subject to the Security Documents, except for (i) a Transfer by such Management SPV of such portion of the Pledged Shares that is necessary to permit such Management SPV to make a Permitted Prepayment pursuant to the Note, (ii) a Transfer of such portion of the Pledged Shares owned by such Management SPV that is necessary to permit the Investor to exercise its Repurchase Rights pursuant to this Agreement, or (iii) if such member of the Management Group becomes a Ceasing Management based upon the occurrence of an event that is described in Section 6.2(b) below, a Transfer by such Management SPV of such portion of the Pledged Shares that is necessary to permit such Management SPV to repay the outstanding Indebtedness under the Note (provided that reasonable measures including any applicable documentation, is made to ensure that the proceeds of all such Transfers are immediately applied toward such Indebtedness). The Management Group, the Management SPVs and the Company shall ensure that details of such Transfer restriction be entered in the share register of the Management SPVs and Company (as the case may be) pursuant to the Security Documents, and ensure that the Management SPVs and the Company shall not file any change in the register without the consent of the Investor.

(c) Any purported Transfer by the Management SPVs or any member of the Management Group in violation of this Section 4.1 shall be null and void.

4.2 Limitation on Transfer by Investor. For a period of six (6) months following the Closing Date, without the prior written approval of the Company (which approval shall not be unreasonably withheld or delayed), the Investor shall not Transfer or propose to Transfer any of the Investor Purchased Shares, other than Transfers by the Investor to any of its affiliates; provided, however, that such affiliate shall be required to execute a joinder agreement pursuant to which such affiliate shall become a party to this Agreement.

ARTICLE V

REGISTRATION RIGHTS

5.1 Granting of Registration Rights. The Company hereby grants the Investor and the Management SPVs with the registration rights that are set forth in Exhibit A hereto.

ARTICLE VI

INVESTOR’S RIGHT TO REPURCHASE

6.1 Repurchase Right. The Investor is hereby granted the right (the “Repurchase Right”), exercisable at any time during the 90-day period following the date a member of the Management Group (a “Ceasing Management”) ceases to remain employed by the Company while the relevant Note remains issued and outstanding (the “Repurchase Right Period”), to repurchase any or all of certain percentage (as provided under Section 6.3 of this Agreement) of Management Purchased Shares then held by the Management SPV wholly owned by such Ceasing Management in accordance with this Article VI.

6.2 Repurchase Price. Subject to the provision of Section 6.4, the applicable purchase price per share for Management Purchased Shares repurchased by the Investor pursuant to this Article VI shall be:

(a) the lower of (i) US$6.50 per share (the “Original Price”), and (ii) the price of the Ordinary Shares that is determined based upon the weighted average trading price of the Company’s ADS during the 30-day period prior to the date of exercise of the Repurchase Right (the “FMV”), if a Significant Triggering Event occurs or such Ceasing Management resigns for any reason other than a Good Reason; and

(b) the higher of (i) the Original Price and (ii) the FMV, if such Ceasing Management ceases to remain employed by the Company as a result of (A) the death of the Ceasing Management, (B) a permanent disability of the Ceasing Management which shall mean a physical or mental impairment which, as reasonably determined by the Board of the Company, renders such Ceasing Management unable to perform the essential functions of his employment with the Company, or (C) the termination of employment by the Company for any reason other than for a Significant Triggering Event, or (D) the Ceasing Management resigns for Good Reason.

6.3 Shares Subject to Repurchase. The percentage of Management Purchased Shares held by the Management SPV wholly owned by such Ceasing Management and subject to the Repurchase Right under Section 6.1 is as follows:

(a) if the Repurchase Right is exercised in accordance with this Agreement due to a Ceasing Management’s cessation of employment before the first anniversary (non-inclusive) of the Effective Date of this Agreement, then the Repurchase Right shall apply to 100% of the Management Purchased Shares beneficially owned by the Ceasing Management;

(b) if the Repurchase Right is exercised in accordance with this Agreement due to a Ceasing Management’s cessation of employment between the first anniversary (inclusive) and second anniversary (non-inclusive) of the Effective Date of this Agreement, then the Repurchase Right shall apply to 75% of the Management Purchased Shares beneficially owned by the Ceasing Management;

(c) if the Repurchase Right is exercised in accordance with this Agreement due to a Ceasing Management’s cessation of employment between the second anniversary (inclusive) and third anniversary (non-inclusive) of the Effective Date of this Agreement, then the Repurchase Right shall apply to 50% of the Management Purchased Shares beneficially owned by the Ceasing Management;

(d) if the Repurchase Right is exercised in accordance with this Agreement due to a Ceasing Management’s cessation of employment between the third anniversary (inclusive) and fourth anniversary (non-inclusive) of the Effective Date of this Agreement, then the Repurchase Right shall apply to 25% of the Management Purchased Shares beneficially owned by the Ceasing Management; and

(e) following the fourth anniversary of the Effective Date of this Agreement, none of the Management Purchased Shares shall be subject to the Repurchase Right.

6.4 Certain Circumstances. Notwithstanding the provisions of Section 6.2 and Section 6.3 above, upon (i) the occurrence of a Significant Triggering Event while the relevant Note remains issued and outstanding, whether or not the relevant Management Group member remains employed by the relevant Group Company, or (ii) the resignation of any Ceasing Management for any reason (other than for Good Cause) prior to the first anniversary (non-inclusive) of the Effective Date of this Agreement, then the Investor shall have the right, at its sole option, to exercise the Repurchase Right for all of the Management Purchased Shares beneficially owned by such Management Group member.

6.5 Process. The Investor may exercise the Repurchase Right at any time before the expiration of the Repurchase Right Period by delivering written notice to the relevant Management SPV (the “Selling Management SPV”) indicating (i) the number of Management Purchased Shares being transferred to the Investor, (ii) the purchase price to be paid per share in respect of such Management Purchased Shares, and (iii) the closing date on which the repurchase is to be effected. On the closing date so specified by the Investor, the Selling Management SPV shall transfer the appropriate number of Management Purchased Shares to the Investor, together with an instrument of transfer, bought and sold notes and any other document necessary to perfect the transfer on the books of the Company.

6.6 Payment. In lieu of making any actual cash payments for the exercise of the Repurchase Rights pursuant to this Article VI, the Investor shall be permitted to pay for the purchase price via the cancellation of the applicable Indebtedness (or relevant portion thereof) under the Note that is issued by the Selling Management SPV to the Investor. If a portion (but not the entire amount of the Indebtedness under a Note) will be canceled in connection with any exercise of the Repurchase Right, the Selling Management SPV shall issue a replacement Note (in the same form of the original Note) reflecting the portion of the Indebtedness under the Note that was not cancelled.

6.7 Termination of Repurchase Right. The Repurchase Right shall terminate with respect to any Management Purchased Shares for which notice of exercise is not timely delivered by the Investor within the Repurchase Right Period. In addition, if the Investor assigns any of its rights under a Note to any third party who is not an affiliate of the Investor or is a direct competitor of the Company in the PRC, the Repurchase Rights shall automatically terminate with respect to such portion of the Note that has been assigned. For the avoidance of doubt, a Transfer of any Management Purchased Shares for the purpose of enforcing a security interest under the Security Documents or any pledge of a Note (or the grant of any other security interests in respect of a Note) by the Investor to any third party shall not constitute an assignment for purposes of such automatic termination.

6.8 Adjustment. The purchase price per share to be paid upon the exercise of the Repurchase Right shall be adjusted as follows: (i) the purchase price will automatically be adjusted to reflect any subdivision or consolidation or similar transaction affecting the Management Purchased Shares; (ii) any dividend paid in kind or other distribution paid in kind on any Management Purchased Share will be held by the relevant Management SPV and will be delivered to the Investor when that

Management Purchased Share is repurchased under this Article VI; (iii) any security or other property (other than cash) received in respect of a Management Purchased Share as a result of any reorganization, reclassification, merger, consolidation or other similar transaction will be held by the relevant Management SPV and will be delivered to the Investor when that Management Purchased Share is repurchased under this Article VI.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties of the Parties. Each Party hereby represents and warrants to the other Parties as follows:

(a) Organization, Good Standing and Qualification. Such Party (if it is an entity) is duly incorporated, validly existing and in good standing under the Law of its jurisdiction of formation. Such Party (if he/she is an individual) is a Person in good standing.

(b) Authority. Such Party has all necessary corporate or similar power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by such Party of this Agreement have been duly authorized by all requisite corporate or other action. This Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with their respective terms, subject to applicable Law.

(c) Noncontravention. The execution, delivery and performance by such Party of this Agreement do not and shall not (i) conflict with or violate any provision of its constitutional documents, any applicable Law or any Governmental Order to which such Party is subject or (ii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which such Party is a party or by which it is bound or to which any of its assets or properties are subject.

(d) Consents and Approvals. The execution, delivery and performance by such Party of this Agreement do not and shall not require any consent of, action by or in respect of, or filing, submission or registration with, or giving of any notice to, any Governmental Authority or any other Person (each, an “Authorization”) to be obtained or made by such Party, except (i) for such Authorizations as have already been obtained or made by such Party before the date hereof, and (ii) as otherwise required by SEC or explicitly provided in this Agreement.

ARTICLE VIII

COVENANTS

8.1 Covenants relating to the Transaction under the Transaction Documents.

(a) Public Announcement. None of the Parties nor the Company shall, at any time, issue or make any reports, statements or releases to the public with respect to this Agreement, any other Transaction Documents, or the transactions contemplated hereby or thereby, without the consent of each of the Company and the Investor, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event that any Party is requested or becomes legally compelled (including without limitation any reports or filings required to be made with the SEC) to disclose the existence of this Agreement or content of any of terms of the transaction, such Party (the “Disclosing

Party”) shall provide the other Parties with prompt written notice of that fact and shall consult with the other Parties regarding such disclosure, and in any event, the Disclosing Party shall furnish only that portion of the information that is legally required.

(b) Depositary Arrangement. The Company shall facilitate and consent to the deposit of any or all of the Investor Purchased Shares (as may be requested by the Investor) with the depositary for the issuance of ADSs in accordance with the Deposit Agreement between the Company, CITIBANK, N.A. as depositary, and all holders and beneficial owners of American depositary shares issued thereunder (as may be amended or replaced from time to time).

(c) No Voting or Conflicting Agreements. For so long as this Agreement remains in effect, without the prior written consent of the Investor, the Management Group and the Company, neither the Investor, the Management Group, any Management SPV nor the Company shall enter into, or otherwise agree to be bound by, any voting trust with respect to any Ordinary Shares, nor shall any of them enter into any shareholders agreement or arrangement of any kind with any Person with respect to any Ordinary Shares (including, without limitation, an agreement or arrangement with respect to the acquisition, disposition, or voting of the Ordinary Shares), or otherwise act or agree to act in concert with any Person with respect to any Ordinary Shares, to the extent such agreement, arrangement, or concerted act would controvert, or otherwise be inconsistent with, the provisions of this Agreement.

8.2 Corporate Opportunities. Subject to the Investor Directors’ compliance with the Company’s code of business conduct and ethic and corporate governance guidelines, the Parties hereby acknowledge and understand that, nothing in this Agreement shall preclude or in any way restrict the Investor, any of its affiliates or Associates from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has or may in the future have products or services that compete, whether directly or indirectly, with those of the Company.

8.3 Contractual Arrangement; Compliance Matters. For so long as this Agreement remains in effect, the Management Group, the Management SPV and the Company shall use their reasonably best efforts to ensure that:

(a) each of the contracts among the Company and any of the Group Companies or any of their respective shareholders, as the case may be, as set forth in the SEC Filings (each a “Corporate Structure Contract” and collectively the “Corporate Structure Contracts”) shall remain in full force and effect under the applicable Laws and the parties thereto shall comply with the terms or provisions of such Corporate Structure Contract,

(b) none of the parties to any of the Corporate Structure Contracts, shall make any communication regarding termination of, or intention not to renew, any of such Corporate Structure Contracts,

(c) to the extent permitted by applicable Laws, the material assets and properties of the Group can be owned by subsidiaries in the PRC that are wholly-owned (either directly or indirectly) by the Company; and

(d) each Group Company duly possesses and maintains such valid permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate national, provincial, local or foreign regulatory agencies or bodies and duly make all such filings required under any applicable Law, as necessary to conduct the business currently operated by them; each Group Company shall be in compliance with the terms and conditions of all such

Governmental Licenses in all material aspects; and none of the Group Companies shall (i) violate any applicable Laws, (ii) revoke or modify any such material Governmental Licenses to adversely affect the business currently operated by them, or (iii) violate its constitutional documents.

8.4 Circular 75. For so long as this Agreement remains in effect, the Management Group, the Management SPV and the Company shall comply with, and shall use their reasonable best efforts to procure the compliance by all of the Company’s shareholders and senior management members who are PRC residents or PRC citizens to the knowledge of the Company, with any applicable rules and regulations of the SAFE (the “SAFE Rules and Regulations”), including, without limitation, (i) taking reasonable steps to require each of such shareholders and senior management members to complete any registration and other procedures required under applicable SAFE Rules and Regulations and (ii) causing any former or existing shareholders of the CEO SPV, who are PRC residents, to make (as soon as practically possible after the Closing) any filings or amended filings with the SAFE (if any of them has not done so) as may be required under Circular 75 and other applicable SAFE Rules and Regulations.

8.5 Non-Competition and Non-Solicitation Covenants.

(a) Each member of the Management Group hereby acknowledges that the Investor agrees to invest in the Company and become a shareholder on the basis of continued and exclusive services of and full devotion and commitment by such member to the Group Companies, and agrees that the Investor should have reasonable assurance of such basis of investment. Each member of the Management Group hereby agrees that during his association with the Company, either as a director, employee or consultant, and for a period of one year following the termination of such association, he will not, whether directly or indirectly:

(A) approach clients, customers or contacts of the Company or any other Group Company or other persons or entities introduced to him in his capacity as a representative of the Company for the purposes of doing business with such persons or entities which will harm the business relationship between the relevant Group Company and such persons and/or entities;

(B) unless expressly consented to by the Company, assume employment with or provide services as a director or otherwise for any competitor of the Company or the Group, or engage, whether as principal, partner, licensor or otherwise, any competitor of the Company or the Group; and

(C) unless expressly consented to by the Company, seek directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company or any Group Company employed as at or after the date of the above-mentioned termination, or in the year preceding the above-mentioned termination.

(b) Each undertaking in Section 8.5(a) shall be treated as independent of the other undertakings so that, if any of them is held to be invalid or unenforceable for any reason, the remaining undertakings shall be valid to the extent that they are not affected.

(c) Each member of the Management Group hereby expressly acknowledges and declares that he has duly considered the undertakings set out in Section 8.5(a) and considers that they are reasonable in the circumstances, and warrants and undertakes to the Investor that he shall not challenge or query the validity and enforceability of these undertakings.

ARTICLE IX

MISCELLANEOUS

9.1 Further Assurances. Each Party agrees that it shall, from time to time on or after the date hereof, do, execute, acknowledge and deliver, and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably required to effectively carry out or better perfect the full intent and purpose of this Agreement.

9.2 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.3 Entire Agreement. This Agreement, together with all schedules and exhibits hereto, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

9.4 Assignment. Unless otherwise provided herein, neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by any Party without the express written consent of the other Parties. Any purported assignment in violation of the foregoing sentence shall be null and void.

9.5 Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment or waiver is approved in writing by each of the Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

9.6 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

9.7 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided under this Agreement.

9.8 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses.

9.9 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by courier service, fax, electronic mail or similar means to the address set forth below (or at such other address as such Party may designate by ten (10) days’ advance written notice to the other Parties given in accordance with this Section 9.9). Where a notice is given personally, delivery shall be deemed to have been effected on receipt (or when delivery is refused). Where a notice is sent by courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending through an internationally-recognized courier, with a confirmation of delivery, and to have been effected on receipt (or when delivery is refused). Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient on a Business Day thereof and otherwise on the next Business Day thereof.

(a)	If to the Investor, to the address, fax or email address set forth below the Investor’s name on Schedule B.

(b)	If to the CEO SPV:

	Address:	New Century Hotel Office Tower, 6/F No. 6 South Capital Stadium Road Beijing, 100044 The People’s Republic of China
	Attention:	Bin LI
	Facsimile:	(86 10) 6849-2200

(c)	If to any of the Management SPVs and the Management Group, to the address, fax or email address set forth below such Party’s name on Schedule B.

(d)	If to the Company:

	Address:	New Century Hotel Office Tower, 6/F No. 6 South Capital Stadium Road Beijing, 100044 The People’s Republic of China
	Attention:	Xuan ZHANG
	Facsimile:	(86 10) 6849-2200

9.10 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York, without regard to principles of conflict of Laws thereunder.

9.11 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof (each, a “Dispute”), shall be referred to arbitration upon the demand of any Party to the dispute with notice (the “Arbitration Notice”) to the other Parties.

(b) The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration

Notice is submitted in accordance with the HKIAC Rules. There shall be one (1) arbitrator, whom shall be mutually agreed to by the Parties, and if the Parties cannot so agree on such arbitrator within ten (10) Business Days of the commencement of the arbitration proceedings, three (3) arbitrators shall be appointed. In such case, one arbitrator shall be nominated by the Party or Parties, as the case may be, commencing the arbitration proceedings (the “Claimant Side”), and one arbitrator shall be nominated by the respondent or respondents, as the case may be, to the proceedings (the “Respondent Side”), and if either the Claimant Side or the Respondent Side shall fail to nominate its arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator, provided that if such two arbitrators shall fail to choose a third arbitrator within thirty (30) days after such two arbitrators have been selected, the HKIAC shall appoint the third arbitrator. The third arbitrator shall be the presiding arbitrator. The Parties shall use commercially reasonable efforts to appoint arbitrators who are qualified to practice law in the State of New York.

(c) The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 9.11, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 9.11 shall prevail.

(d) Each Party to the arbitration shall cooperate with each other Party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other Party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such Party.

(e) The arbitration shall be conducted in private. Each Party agrees that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the Parties otherwise agree in writing.

(f) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(g) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of the State of New York (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(h) Any Party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(i) The non-prevailing Party shall be responsible for all the costs and expenses (including without limitation reasonable attorneys’ fees and expenses) incurred by the prevailing Party in connection with the Dispute, in addition to all other recoverable costs that the prevailing Party may be entitled to as determined by the arbitral tribunal.

(j) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

9.12 Effectiveness. This Agreement shall become effective upon the consummation of the sale and purchase of the Ordinary Shares under the Share Purchase Agreements.

9.13 Termination. This Agreement will terminate at such time that the Investor ceases to beneficially own at least the Minimum Shares, and this Agreement shall thereafter be null and void, except that Article V (Registration Rights) and this Article IX (Miscellaneous) shall survive any such termination indefinitely. Nothing in this Section 9.13 will be deemed to release any Party from any liability for any willful and material breach of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement.

9.14 Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Shareholders Agreement to be executed as of the date first written above by their respective duly authorized representative.

ATG GLOBAL MANAGEMENT L.P. a Cayman Islands Limited Partnership

By: ATG INTERNATIONAL MANAGEMENT LLC a Delaware Limited Liability Company its General Partner

By:	/s/ Dallas Clement

Name:	Dallas Clement

Title:	Vice President and Chief Financial Officer

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Shareholders Agreement to be executed as of the date first written above by their respective duly authorized representative.

PROUDVIEW LIMITED

By:	/s/ Bin LI

Name:	Bin LI

Title:	Director

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Shareholders Agreement to be executed as of the date first written above by their respective duly authorized representative.

Serene View Investment Limited

By:	/s/ Bin LI

Name:	Bin LI

Title:	Director

/s/ Bin LI
Bin LI

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Shareholders Agreement to be executed as of the date first written above by their respective duly authorized representative.

Avner Developments Limited

By:	/s/ Jingning SHAO

Name:	Jingning SHAO

Title:	Director

/s/ Jingning SHAO
Jingning SHAO

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Shareholders Agreement to be executed as of the date first written above by their respective duly authorized representative.

Full Riches Holdings Limited

By:	/s/ Xuan ZHANG

Name:	Xuan ZHANG

Title:	Director

/s/ Xuan ZHANG
Xuan ZHANG

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Shareholders Agreement to be executed as of the date first written above by their respective duly authorized representative.

Speedview Investment Limited

By:	/s/ Weihai QU

Name:	Weihai QU

Title:	Director

/s/ Weihai QU
Weihai QU

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Shareholders Agreement to be executed as of the date first written above by their respective duly authorized representative.

Bitauto Holdings Limited

By:	/s/ Bin LI

Name:	Bin LI

Title:	Chairman of the Board of Directors and Chief Executive Officer

[Signature Page to Shareholders Agreement]

Schedule A

Notes

Holder of the Notes	Issuer of the Notes	Principle Amount

ATG Global Management L.P.	Serene View Investment Limited	US$	3,250,000

	Avner Developments Limited	US$	1,625,000

	Full Riches Holdings Limited	US$	1,170,000

	Speedview Investment Limited	US$	455,000

	Total:	US$	6,500,000

Schedule B

Holder’s Post-Closing Shareholding in the Company

Holders	Number of Shares	Ownership Percentage

ATG Global Management L.P. c/o AutoTrader Group, Inc. 3003 Summit Boulevard Atlanta, Georgia 30319 Attention: General Counsel Facsimile: (404) 568-7412	9,000,000	21.8%

With a copy (which shall not constitute notice) to:

AutoTrader Group, Inc. c/o Cox Enterprises Inc. 6205 Peachtree Dunwoody Road Atlanta, Georgia 30328 Attention: General Counsel Facsimile: (678) 645-1829

Proudview Limited New Century Hotel Office Tower 6/F No. 6 South Capital Stadium Road Beijing, 100044 The People’s Republic of China Attention: Bin LI Facsimile: (86 10) 6849-2200	9,019,997.5	21.8%

Serene View Investment Limited New Century Hotel Office Tower 6/F No. 6 South Capital Stadium Road Beijing, 100044 The People’s Republic of China Attention: Bin LI Facsimile: (86 10) 6849-2200	500,000	1.2%

Avner Developments Limited New Century Hotel Office Tower 6/F No. 6 South Capital Stadium Road Beijing, 100044 The People’s Republic of China Attention: Jingning Shao Facsimile: (86 10) 6849-2200	250,000	0.6%

Full Riches Holdings Limited New Century Hotel Office Tower 6/F No. 6 South Capital Stadium Road Beijing, 100044 The People’s Republic of China Attention: Xuan ZHANG Facsimile: (86 10) 6849-2200	180,000	0.4%

Holders	Number of Shares	Ownership Percentage

Speedview Investment Limited New Century Hotel Office Tower 6/F No. 6 South Capital Stadium Road Beijing, 100044 The People’s Republic of China Attention: Weihai QU Facsimile: (86 10) 6849-2200	70,000	0.2%

Bin LI New Century Hotel Office Tower 6/F No. 6 South Capital Stadium Road Beijing, 100044 The People’s Republic of China Attention: Bin LI Facsimile: (86 10) 6849-2200	9519997.5	23.0% (directly and indirectly)

Jingning SHAO New Century Hotel Office Tower 6/F No. 6 South Capital Stadium Road Beijing, 100044 The People’s Republic of China Attention: Jingning SHAO Facsimile: (86 10) 6849-2200	250,000	0.6% (directly and indirectly)

Xuan ZHANG New Century Hotel Office Tower 6/F No. 6 South Capital Stadium Road Beijing, 100044 The People’s Republic of China Attention: Xuan ZHANG Facsimile: (86 10) 6849-2200	180,000	0.4% (directly and indirectly)

Weihai QU New Century Hotel Office Tower 6/F No. 6 South Capital Stadium Road Beijing, 100044 The People’s Republic of China Attention: Weihai QU Facsimile: (86 10) 6849-2200	70,000	0.2% (directly and indirectly)

Exhibit A

Registration Rights

1. Definitions. For the purpose of this Exhibit A:

1.1 Registration. The terms “register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

1.2 Registrable Securities. The term “Registrable Securities” means all of the Ordinary Shares acquired by the Investor and the Management SPVs pursuant to the Share Purchase Agreements.

1.3 Registrable Securities then outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares that are Registrable Securities and are then issued and outstanding.

1.4 Holder. The term “Holder” means any person who holds Registrable Securities or any assignee of record of such Registrable Securities to whom rights under this Exhibit A have been duly assigned in accordance with this Agreement.

1.5 Form S-3 and Form F-3. The terms “Form S-3” and “Form F-3” mean such respective form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.6 SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

1.7 2009 Shareholders Rights Agreement. The term “2009 Shareholders Rights Agreement” means that certain shareholders rights agreement, dated July 8, 2009, entered into by and between the Company and certain shareholders.

1.8 2009 Registrable Securities. The term “2009 Registrable Securities” means the “Registrable Securities” defined under the 2009 Shareholders Rights Agreement.

1.9 Terms not otherwise defined under this Exhibit A shall have the meanings given under the main text of the Shareholders Agreement.

2. Demand Registration.

2.1 Request by Holders. If the Company shall at any time after the Effective Date hereof receive a written request from the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Exhibit A, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use all reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) Business Days after receipt of the Request Notice, subject only to the limitations of this Section 2;

provided that the Registrable Securities requested by all Holders to be registered pursuant to such request must be at least thirty percent (30%) of all Registrable Securities then outstanding; and provided further that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2 or Section 4, or in which the Holders had an opportunity to participate pursuant to the provisions of Section 3 of this Exhibit A, other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 3(a) of this Exhibit A.

2.2 Underwriting. If the Holders initiating the registration request under this Section 2 (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2 and the Company shall include such information in the Request Notice referred to in this Section 2.1. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2, if the underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration. If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include its securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

2.3 Maximum Number of Demand Registrations. The Company shall be obligated to effect only three (3) such registrations pursuant to this Section 2, in which at least two (2) of such registrations shall exclusively be requested by the Investor.

2.4 Deferral. Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 2:

(a) during the period starting with the date sixty (60) Business Days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180)

Business Days following the effective date of, a Company-initiated registration subject to Section 3 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(b) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 4 hereof; or

(c) if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

2.5 Expenses. All expenses incurred in connection with any registration pursuant to this Section 2, including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company including reasonable expenses of one legal counsel for the Holders (but excluding underwriters’ discounts and commissions relating to shares sold by the Holders), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders.

3. Piggyback Registrations.

3.1 The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2 or Section 4 of this Exhibit A or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

3.2 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 3.4 hereof.

3.3 Underwriting. If a registration statement under which the Company gives notice under this Section 3 is for an underwritten offering, then the Company shall so advise the Holders of

Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3 shall be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including up to seventy-five percent (75%) of the Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement, and the holders of the 2009 Registrable Securities who have exercised piggy-back registration rights pursuant to Section 4 of Schedule 3 of the 2009 Shareholders Rights Agreement, on a pro rata basis based on the total number of Registrable Securities and 2009 Registrable Securities then held by (i) each such Holder (ii) and the holders of the 2009 Registrable Securities who have exercised piggy-back rights pursuant to Section 4 of Schedule 3 of the 2009 Shareholders Rights Agreement); provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer, consultant or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons, and for any Holder that is a corporation, the Holder and all corporations that are Associates of such Holder, shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

3.4 Expenses. All expenses incurred in connection with a registration pursuant to this Section 3 (excluding underwriters’ and brokers’ discounts and commissions relating to shares sold by the Holders), including, without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company and reasonable expenses of one legal counsel for the Holders, shall be borne by the Company.

3.5 Not Demand Registration. Registration pursuant to this Section 3 shall not be deemed to be a demand registration as described in Section 2 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.

4. Form S-3 or Form F-3 Registration

4.1 In case the Company shall receive from any Holder or Holders of a majority of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 or Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fourteen (14) Business Days after the Company provides the notice contemplated by Section 4.1(a) above; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 4:

(A) if Form S-3 or Form F-3 is not available for such offering by the Holders;

(B) if the Holders propose to sell Registrable Securities at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US$1,000,000;

(C) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form S-3 or Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 or Form F-3 registration statement no more than once during any twelve month period for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 4; or

(D) if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 3.2 of this Exhibit A.

4.2 Expenses. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 4 (excluding underwriters’ or brokers’ discounts and commissions relating to shares sold by the Holders), including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel and reasonable expenses of one legal counsel for the Holders.

4.3 Not Demand Registration. Form S-3 or Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 4.

5. Obligations of the Company.

Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

5.1 Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, provided, however, that (x) before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall provide counsel for Holders of registration rights relating to securities of the Company with an adequate and appropriate opportunity to review and comment on such registration statement and each prospectus included therein (and each amendment or supplement thereto) to be filled with the SEC, subject to such documents being under the Company’s control, and (y) the Company shall notify the counsel and each selling Holder of Registrable Securities of any stop order issued or threatened by the SEC and take all action required to prevent the entry of such stop order or to remove it if entered.

5.2 Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

5.3 Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

5.4 Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service of process in such jurisdiction and except as may be required by the Securities Act.

5.5 Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement, provided that (i) no Holder will be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements specifically regarding such Holder, its rights, title and interest in the Registrable Securities and its intended method of distribution and (ii) no Holder will be required to provide an indemnity in such underwriting agreement that is broader than the provisions in Section 7.2 of this Exhibit A.

5.6 Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and the Company shall promptly prepare a supplement or amendment to such prospectus (and, if necessary, a post-effective amendment to the registration statement) and furnish to the selling Holder of Registrable Securities a reasonable number of copies of such supplement to or an amendment of such prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.7 Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

5.8 Exchange Listing. Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

5.9 SEC Compliance; Earnings Statements. Comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable but no later than fifteen (15) months after the effective date of the Registration Statement, an earnings statement covering a period of twelve (12) months beginning after the effective date of the registration statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

5.10 Notwithstanding any of the foregoing provisions, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 or Section 4 of this Exhibit A if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case the participating Holders requesting for the withdrawal shall bear such expenses), unless, in the case of a registration requested under Section 2 of this Exhibit A, all of the Holders of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2 of this Exhibit A.

6. Furnish Information.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Exhibit A with respect to the Registrable Securities of the selling Holders that such selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

7. Indemnification.

Notwithstanding any other provision under this Agreement, in the event any Registrable Securities are included in a registration statement under this Agreement:

7.1 Indemnification by the Company. To the extent permitted by law, the Company shall indemnify and hold harmless each Holder, and each of their respective partners, officers, directors, employees, advisors, agents, any underwriter (as defined in the Securities Act) for such Holder, and each Person, if any, who Controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against all losses, claims, damages and liabilities (joint or several; or actions, proceedings or settlements in respect thereof) to which such Holder, partner, officer, director, employee, advisor, agent, underwriter or Controlling Person may become subject under laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any registration, qualification or compliance, insofar as such losses, claims, damages or liabilities (or actions, proceedings or settlements in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(a) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(b) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; or

(c) any violation or alleged violation by the Company of the applicable Securities Law, or any rule or regulation promulgated under the applicable Securities Law;

and the Company shall reimburse such Holder, partner, officer, director, employee, advisor, agent, underwriter and Controlling Person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that the indemnity agreement contained in this Section 7.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, action or proceeding to the extent that it arises out of or is based upon (A) a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by a Holder or any of their respective partners, officers, directors, employees, advisors, agents, underwriters or Controlling Persons or (B) delivery of a prospectus by a Holder who has received notice from the Company that the registration statement relating thereto contains an untrue statement of a material fact or an omission of a material fact.

7.2 Indemnification by the Holder. To the extent permitted by law, each Holder shall, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its employees, advisors, agents and directors, each of its officers who has signed the registration statement, each Person, if any, who Controls the Company within the meaning of the Securities Act and any underwriter, against any losses, claims, damages or liabilities (joint or several; or actions, proceedings or settlements in respect thereof) to which the Company or any such director, officer, legal counsel, Controlling Person underwriter may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions, proceedings or settlements in respect thereof) arise out of or are based upon any of the following statements, omissions or Violation, in each case to the extent (and only to the extent) that such statement, omission or Violation occurs in sole reliance upon and in conformity with written information furnished by such Holder, or their respective partners, officers, directors, employees, advisors, agents, underwriters or Controlling Persons expressly for use in connection with such registration:

(a) untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or

(b) omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and such Holder shall reimburse any legal or other expenses reasonably incurred by the Company or any such employee, advisor, agent, director, officer, Controlling Person or underwriter in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that the indemnity agreement contained in this Section 7.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld; and provided, further, that except for liability for willful fraud or misrepresentation, in no event shall any indemnity under this Section 7.2 exceed the net proceeds received by such Holder in such registration. For the avoidance of doubt, the obligations of the Holders under this Section 7.2 are several but not joint.

7.3 Notice. Promptly after receipt by an indemnified party of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, as incurred, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding.

7.4 Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a party of a release from all liability in respect to such claim or litigation.

8. No Registration Rights to Third Parties.

Without the prior consent of the Holders of 75% of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form S-3 or Form F-3 registration rights described in this Exhibit A, or otherwise) relating to any Securities of the Company, other than rights that are subordinate in right to the Holders or the registration rights already granted under the 2009 Shareholders Rights Agreement.

9. Assignment.

The registration rights under this Exhibit A may be transferred or assigned to any transferee of the Registrable Securities.